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Exhibit 99.1

Consent to be Named as a Trustee of
Pennsylvania Real Estate Investment Trust

        I hereby consent, pursuant to Rule 438 of the Securities Act of 1933, as amended, to be named as a person to become a trustee of Pennsylvania Real Estate Investment Trust, a Pennsylvania business trust ("PREIT"), under the circumstances described in the registration statement on Form S-4 filed by PREIT with the Securities and Exchange Commission in connection with the merger of Crown American Realty Trust, a Maryland real estate investment trust, with and into PREIT.

/s/ MARK E. PASQUERILLA Mark E. Pasquerilla Date: September 29, 2003

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  Exhibit 99.1
Consent to be Named as a Trustee of Pennsylvania Real Estate Investment Trust